Exhibit 99.5

Forward Air to Combine with Omni Logistics, Creating the Category Leader in Expedited LTL Market

Further Strengthens Forward’s Status as an LTL Provider of Choice to Expedited Freight Customers

Combines Complementary Service Offerings of Two Businesses with Proven Track Records

Omni Team, Customer Base, and Commercial Engine to Accelerate Forward’s Long-Term Growth Potential

Delivers Meaningful Cash EPS Accretion with an Opportunity to Achieve up to $125 Million in Run-Rate EBITDA Synergies Through Cost Savings and Revenue Enhancement

Strong Cash Flow Generation Provides Flexibility for Rapid De-Leveraging and Continued Dividend Payments to Forward Shareholders

Companies to Host Conference Call Today at 9:30 a.m. ET to Discuss Transaction

GREENEVILLE, Tenn., and DALLAS, August 10, 2023 – Forward Air Corporation (NASDAQ: FWRD) (“Forward”) and Omni Logistics, LLC (“Omni”), a private company that is majority owned by Ridgemont Equity Partners (“Ridgemont”) and EVE Partners, LLC (“EVE”), today announced that they have entered into a definitive agreement under which Forward and Omni will combine in a cash-and-stock transaction, creating a combined company that generated approximately $3.7 billion of combined company adjusted revenue for the twelve months ended June 30, 2023. Under the terms of the agreement, Omni shareholders will receive $150 million in cash and Forward common stock and preferred stock as described below.

Omni, headquartered in Dallas, Texas, is an asset-light, high-touch logistics and supply chain management company with deep customer relationships in high-growth end markets. Omni delivers domestic and international freight forwarding, fulfillment services, customs brokerage, distribution, and value-added services for time-sensitive freight to U.S.-based customers operating both domestically and internationally.

The combination of Forward and Omni creates a scaled, premier, high-value, less-than-truckload (“LTL”) enterprise focused on providing customers with multimodal solutions for complex, high-service, and high-value freight needs. The combined company will be a provider of choice and expects to compete for an increasing share of high-quality freight transportation amidst a dynamic market in which customers are seeking a more reliable LTL solution. The combined company will also benefit from a meaningfully enhanced financial profile, with higher growth and significantly increased revenue underpinned by numerous cost- and revenue-based EBITDA synergy opportunities. Both the Forward and Omni businesses have a proven track record of growth and will be defined by the combined company’s focus on customer experience and efficiency.

The integration of Omni’s state-of-the-art commercial engine will provide Forward with access to more than 7,000 customers, an increased domestic footprint, and a full portfolio of essential logistics services, multimodal operations, and supply chain services. In turn, Omni’s customer base will benefit from Forward’s Precision Execution, which provides customers with the fastest transit times, best on-time performance, and lowest claims rates in the industry.

Tom Schmitt, Chairman, President and Chief Executive Officer of Forward, said, “The combination of Omni with Forward creates a company positioned to achieve the full potential of our LTL business, provide a broad offering of complementary services to our customers, and deliver meaningful value for our shareholders. Bringing together our organizations is a key stepping stone of the fourth and final phase of our Grow Forward journey to focus on high-value freight, develop an efficient operating network, implement strategic pricing discipline, and drive an expanded customer base. It accelerates our ability to make high-value, competitively priced freight accessible to more customers, all of whom will benefit from Forward’s renowned Precision Execution. Importantly, Forward and Omni already share a relentless focus on delivering best-in-class service to our customers, and we are excited to advance that reputation together. We also believe the combination will allow us to unlock significant growth through enhanced scale, execution, and operational synergies. We look forward to benefitting from Omni’s unique capabilities and expertise and to bringing even greater value into the expedited freight marketplace.”

Craig Carlock, Lead Independent Director of Forward, said, “By uniting these two complementary businesses, the combined company will be well-positioned to meet the unique and evolving needs of a diverse and growing customer base while delivering enhanced value for our shareholders. We are eager to welcome J.J. Schickel as President and a member of our Board following transaction close and expect to benefit from his insights both as a Forward customer and operator. The Forward Board is confident in the value potential inherent in this combination and excited for the benefits it will bring to our key stakeholders.”

J.J. Schickel, Chief Executive Officer of Omni, stated, “Omni has a proven track record of solving highly complex supply chain challenges through deep industry expertise, advanced proprietary technology, and a multi-disciplinary commercial engine that delivers bottom-line value to customers. We are excited to have found in Forward a like-minded partner who shares our commitment to strong customer relationships and unrivaled service, central tenets of our success in growing our customer base from 300 to 7,000 over the last five years. I am very proud of what Omni accomplishes daily for our customers and am thrilled to bring our companies and teams together to achieve the full potential of our combined force.”

Compelling Financial Benefits

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Provides Substantial Synergy Opportunities: This transaction is expected to deliver synergies through insourcing of Omni’s third-party LTL network and other domestic transport spend, capitalizing on significant cross-selling opportunities, and driving incremental cost savings. The combination is expected to generate opportunities to realize up to approximately $125 million of total run-rate EBITDA synergies (excluding approximately $36 million of non-recurring costs to achieve those synergies). Up to approximately $75 million of the total anticipated run-rate synergies represent cost synergies, of which up to $60 million are expected to be realized within the first six months following close, with full run-rate cost savings expected to be realized by the end of 2025. In addition, by offering Forward’s expedited LTL service to Omni customers, the combined company will be well-positioned to capitalize on opportunities to realize up to $50 million in revenue-based EBITDA synergies, which are expected to be gradually realized in the first three years post-closing of the transaction.

•

Meaningfully Accretive to Earnings: The transaction provides increased scale, growth, margin accretion, and cash flow generation which will enhance the financial profile of the combined company. Forward expects the transaction to be accretive to cash EPS in year two following the close of the transaction.

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Maintains Strong Financial Profile and Dividend: Strong cash flow generation is anticipated to allow for rapid de-leveraging, with targeted de-leveraging to approximately 2.0x within approximately two full years post-closing of the transaction. Forward currently intends to maintain its existing dividend to common shareholders.

Compelling Strategic Benefits

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Advances Category Leadership in Expedited LTL Freight: The combination of Forward and Omni represents a unique opportunity to scale and rapidly deliver category leadership in the approximately $15 billion expedited LTL total addressable market, of which Forward currently services $1 billion. The combined company will benefit from a direct-to-market salesforce and an increased footprint, providing a significantly larger base of customers with best-in-class LTL solutions underpinned by Forward’s Precision Execution engine.

•

Promotes Differentiation Through Service Offering: The combined company will offer complementary services including expedited services, intermodal transfer, truckload brokerage, and warehouse and distribution capabilities, in addition to air and ocean freight forwarding. This broad offering will support the long-term growth of Forward’s LTL business, be a competitive differentiator for the combined company, and deliver supply chain efficiencies to its customer base.

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Enhances Platform Scale: Assuming the realization in full of expected run-rate cost and revenue synergy opportunities (and the conversion of revenue synergies to adjusted EBITDA at an assumed margin percentage of 21%), the combined company would have had combined company adjusted revenues of approximately $3.7 billion and combined company adjusted EBITDA of approximately $600 million for the twelve months ended June 30, 2023, which would approximately double the size of the business and advance the combined company’s strategic positioning in the broader logistics ecosystem.

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Combines Industry-Leading Teams: Forward’s team of industry experts will be further strengthened by Omni’s complementary sales, solutions, marketing, and procurement teams. Omni’s cross-functional teams have a record of delivering award-winning operations and gaining significant volume through their hub and spoke model. Likewise, Omni’s data and analytical strength will increase new business wins and gain expanded sales opportunities.

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Expands Geographic Footprint and Capacity to Better Serve LTL Network: The combined company will have over 300 locations, creating a network flywheel for customers through the addition of Omni’s 40-plus strategically located terminals across the United States, with Forward’s comprehensive network of terminals near or at U.S. airports. Forward also continues to target opening 30 new terminals in the U.S., Canada, and Mexico over the next five years. In the longer term, the addition of Omni’s presence in Europe, Asia, and South America is expected to expand Forward’s international capabilities and allow Forward to provide extended logistics services support for global customers.

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Expands Forward’s Expedited Freight Customer Base: Out of Omni’s more than 7,000 customers, over 70% are focused on high-value freight, which is expected to expand Forward’s expedited freight customer base. Likewise, the transaction will allow Forward to continue to expand into more diversified end markets levered toward high-growth, high-value sectors including aerospace, medical equipment, technology, events, industrial goods, and automotive.

Transaction Terms and Financing

In connection with the transaction, Forward and Omni will each contribute their operating assets to a newly formed partnership that is a subsidiary of Forward. Certain Omni shareholders will hold their economic interest in the combined entity through the newly formed partnership. Omni shareholders will receive a combination of stock consideration and $150 million in cash.

The Forward stock consideration payable to Omni’s shareholders will consist of common stock and a newly designated series of perpetual non-voting convertible preferred stock. The shares of such preferred stock will be automatically converted into Forward common stock upon receipt of the approval of Forward shareholders in a shareholder vote to be held following the closing of the transaction. At the closing of the transaction, Omni shareholders will own 37.7% of the combined company on a fully-diluted, as-converted basis. Ridgemont and EVE will retain material ongoing ownership in the combined company and have agreed to certain lock-up and standstill provisions with respect to their equity ownership of Forward stock.

Forward has obtained commitments for up to $1,850 million of indebtedness consisting of term and bridge loans as well as an upsized revolving credit facility of $400 million. The proceeds of the $1,850 million of new debt will be used, together with cash on hand, to refinance existing indebtedness of Forward and Omni and pay the consideration and other amounts in connection with the transaction. The upsized revolver will be available to help fund the combined company’s working capital requirements going forward. The combined company’s leverage ratio is anticipated to be approximately 3.5x based on combined company adjusted EBITDA (inclusive of run-rate cost synergies) for the twelve months ended June 30, 2023, with significant liquidity available under the revolving credit facility.

The transaction has been approved by the Boards of Directors of both companies and is expected to close in the second half of 2023. The transaction is subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.

Structure and Leadership

The combined company will be led by a proven management team that reflects the strengths and capabilities of both organizations. Upon closing, Tom Schmitt will continue as Chairman and CEO, and J.J. Schickel will serve as President of the combined company and join Forward’s Board of Directors.

In addition to Mr. Schickel, the Omni shareholders will designate three additional directors to join Forward’s Board of Directors following the close of the transaction.

Conference Call and Presentation Materials

At 9:30 a.m. ET today, Forward and Omni will host a conference call to discuss the transaction. The conference call will be available online on the Investor Relations portion of Forward’s website at ir.forwardaircorp.com, or by dialing (877) 336-4440, Access Code: 6257043.

Additional information is available online on the Investor Relations portion of Forward’s website at ir.forwardaircorp.com. A replay of the conference call will also be available on the website shortly after the completion of the live call.

Advisors

Morgan Stanley & Co. LLC and Citi are serving as financial advisors to Forward, and Cravath, Swaine & Moore LLP is serving as legal counsel. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as financial advisors to Omni, and Alston & Bird LLP is serving as legal counsel.

About Forward Air

Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

About Omni Logistics

Omni Logistics is a global multimodal provider of air, ocean and ground services. Complex supply chain solutions are designed according to each customer’s specific freight needs, challenges and objectives, leveraging the expertise and advanced training of over 4,500 employees in more than 100 locations. Omni Logistics focuses on removing supply chain inefficiencies and providing low cost-per-unit solutions to more than 7,000 customers worldwide. In addition to operating a full portfolio of multi-modal solutions both domestically and internationally, Omni Logistics manages a robust portfolio of supplemental services for enterprises dependent on the efficient movement of high value freight. As a signatory of The Climate Pledge, Omni Logistics is committed to creating supply chain visibility and eliminating waste in order to provide more sustainable transportation solutions.

About Ridgemont Equity Partners

Ridgemont Equity Partners is a private equity firm that has provided buyout and growth capital to industry-leading companies in the business and tech-enabled services, industrial growth and healthcare sectors for three decades. The principals of Ridgemont have refined a proven, industry-focused model focused on building distinctive companies. For more information, please visit www.ridgemontep.com.

About EVE Partners

EVE Partners is a Jacksonville Beach based private equity firm solely focused on logistics. EVE has completed over 150 transactions since its inception 21 years ago. EVE invests in founder-run businesses looking to accelerate their growth through acquisitions. For more information, please visit www.evepartners.com.

Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements may reflect Forward’s expectations, beliefs, hopes, intentions or strategies regarding, among other things, the potential transaction between Forward and Omni, the expected timetable for completing the potential transaction, the benefits and expected cost and revenue synergies of the potential transaction (including the timing for realizing any such synergies and the conversion of revenue synergies to adjusted EBITDA) and future opportunities for the combined company, as well as other statements that are other than historical fact, including, without limitation, statements concerning future financial performance, future debt and financing levels (including the achievement of targeted deleveraging within the expected time frames or at all), investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance. Words such as “anticipate(s),” “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations, projections, estimates, assumptions and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. Forward can give no assurance that its expectations will be attained. Forward’s actual results, liquidity and financial condition may differ from the anticipated results, liquidity and financial condition indicated in these forward-looking statements. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. These forward looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause Forward’s actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, but without limitation:

•	the parties’ ability to consummate the potential transaction and to meet expectations regarding the timing and completion thereof;

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the satisfaction or waiver of the conditions to the completion of the potential transaction, including the receipt of all required regulatory approvals or clearances in a timely manner and on terms acceptable to Forward;

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the risk that the parties may be unable to achieve the expected strategic, financial and other benefits of the potential transaction, including the realization of expected revenue and cost synergies, the conversion of revenue synergies to adjusted EBITDA and the achievement of deleveraging targets, within the expected time-frames or at all;

•

the risk that the committed financing necessary for the consummation of the potential transaction is unavailable at the closing, and that any replacement financing may not be available on similar terms, or at all;

•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;

•

the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the potential transaction;

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the risk that, if Forward does not obtain the necessary shareholder approval for the conversion of the perpetual non-voting convertible preferred stock, Parent will be required to pay an annual dividend on such outstanding preferred stock;

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the risks associated with being a holding company with the only material assets after completion of the potential transaction being the interest in the combined business and, accordingly, dependency upon distributions from the combined business to pay taxes and other expenses;

•	the requirement for Forward to pay certain tax benefits that it may claim in the future, and the expected materiality of these amounts;

•	risks associated with organizational structure, including payment obligations under the tax receivable agreement, which may be significant, and any accelerations or significant increases thereto;

•

the inability to realize all or a portion of the tax benefits that are currently expected to result from the acquisition of certain corporate owners of Omni, certain pre-existing tax attributes of Omni owners and tax attributes that may arise on the distribution of cash to other Omni owners in connection with the potential transaction, as well as the future exchanges of units of Forward’s operating subsidiary and payments made under the tax receivables agreement;

•	increases in interest rates;

•	changes in Forward’s credit ratings and outlook;

•	risks relating to the indebtedness Forward expects to incur in connection with the potential transaction and the need to generate sufficient cash flows to service and repay such debt;

•	the ability to generate the significant amount of cash needed to service the indebtedness;

•	the limitations and restrictions in surviving agreements governing indebtedness;

•	risks associated with the need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the ownership of current Forward shareholders; and

•	general economic and market conditions.

These and other risks and uncertainties are more fully discussed in the risk factors identified in “Item 1A. Risk Factors” in Part I of Forward’s most recently filed Annual Report on Form 10-K, and as may be identified in Forward’s Quarterly Reports on Form 10-Q and current reports on Form 8-K. Except to the extent required by law, Forward expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Forward’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Note Regarding Non-GAAP Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we have included adjusted revenue, adjusted EBITDA and adjusted EBITDA leverage ratio, non-GAAP financial measures, in this presentation. Because these non-GAAP measures exclude certain items as described below, they may not be indicative of the results that Forward expects to recognize for future periods. As a result, these non-GAAP measures should be considered in addition to, and not a substitute for, financial information prepared in accordance with GAAP. Please see below for a reconciliation of each of these non-GAAP measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.

Forward Air Non-GAAP Reconciliation

Revenue ($MM)
	6 Months Ended 6/30/22	FY2022	6 Months Ended 6/30/23	6/30/23 LTM (1)
GAAP Revenue	$982	$1,973	$829	$1,820

	6 Months Ended 6/30/22	FY2022	6 Months Ended 6/30/23	6/30/23 LTM (1)
GAAP Net Income	$98	$193	$56	$151
Interest Expense	$2	$5	$5	$8
Income Tax Expense	$33	$68	$19	$54
Depreciation & Amortization	$23	$47	$28	$53

EBITDA	$156	$313	$109	$267

Share Based Compensation (2)	$6	$11	$6	$12
Due Diligence and Integration Costs (3)	$—	$—	$7	$7
Reduction in Workforce (4)	$—	$—	$2	$2

Adjusted EBITDA	$162	$325	$124	$287

Figures may not foot due to rounding

Omni Logistics Non-GAAP Reconciliation

Revenue Reconciliation ($MM)
	6 Months Ended 6/30/22	FY2022	6 Months Ended 6/30/23	6/30/23 LTM (1)
GAAP Revenue	$928	$1,872	$682	$1,627
Pre-Acquisition Revenue and Adjustments (5)	$115	$139	$—	$24
Other Normalization Revenue Adjustments (6)	$(2)	$0	$(4)	$(3)
Pro Forma Revenue Adjustments (7)	$(2)	$(7)	$—	$(6)

Adjusted Revenue	$1,040	$2,005	$678	$1,643

EBITDA Reconciliation ($MM)
	6 Months Ended 6/30/22	FY2022	6 Months Ended 6/30/23	6/30/23 LTM (1)
GAAP Net Income	$19	$16	$(103)	$(106)
Interest Expense	$36	$102	$79	$146
Depreciation & Amortization	$23	$56	$32	$65
Income Tax Benefit / Expense	$3	$6	$(1)	$2

EBITDA	$81	$180	$8	$107

Pre-Acquisition Earnings and Adjustments (8)	$18	$24	$(0)	$5
Fair Value Adjustment of Contingent Consideration (9)	$7	$(18)	$12	$(13)
Transaction Expenses and Integration Costs (10)	$15	$32	$12	$29
Other Normalization EBITDA Adjustments (11)	$(4)	$9	$12	$26
Pro Forma EBITDA Adjustments (12)	$20	$35	$11	$27

Adjusted EBITDA	$137	$263	$55	$181

Figures may not foot due to rounding

Combined Company Revenue Non-GAAP Reconciliation

Combined Company Adjusted Revenue Including Revenue Synergy Opportunities ($MM)
6/30/23 LTM (1)
Forward Air Revenue	$1,820
Omni Logistics Adjusted Revenue	$1,643
Run-Rate Revenue Synergy Opportunities (13)	$240

Combined Company Adjusted Revenue Including Revenue Synergy Opportunities (13)	$3,703

Figures may not foot due to rounding

Combined Company Non-GAAP Reconciliations

Combined Company Debt ($MM)
6/30/23
New Debt Financing (Giving Effect to the Closing of the Transaction and Related Financing) (14)	$1,850
Forward Air Finance Lease Liabilities	$35
Omni Logistics Finance Lease Liabilities	$14

Total Combined Company Debt (Giving Effect to the Closing of the Transaction and Related Financing)	$1,899

Combined Company Adjusted EBITDA Including Synergy Opportunities ($MM)
6/30/23 LTM (1)
Forward Air Adjusted EBITDA	$287
Omni Logistics Adjusted EBITDA	$181
Run-Rate Cost Synergy Opportunities (13)	$75

Combined Company Adjusted EBITDA Including Full Realization of Cost Synergy Opportunities (13)	$544
Run-Rate EBITDA Impact of Revenue Synergy Opportunities (13)	$50

Combined Company EBITDA Assuming Full Realization of Revenue and Cost Synergy Opportunities (13)	$594

Total Combined Company Debt / Combined Company Adjusted EBITDA Including Full Realization of Cost Synergy Opportunities (13)	3.5x

Figures may not foot due to rounding

Non-GAAP Reconciliation Footnotes

1.

June 30, 2023 LTM figures calculated as (i) such figures for the fiscal year ended December 31, 2022 plus (ii) such figures for the six months ended June 30, 2023 less (iii) such figures for the six months ended June 30, 2022

2.	Forward Air Share Based Compensation – relates to non-cash stock compensation expense

3.

Forward Air Due Diligence and Integration Costs – represents advisor fees and due diligence costs related to executed and terminated acquisitions as well as integration-related expenses of acquired businesses

4.	Forward Air Reduction in Workforce – represents impact of a Forward Air 2023 reduction in workforce initiative

5.

Omni Logistics Pre-acquisition revenue and adjustments – represents revenue of certain entities acquired during the applicable period, inclusive of due diligence adjustments, attributable to the portion of such period occurring prior to the consummation of their respective acquisition

6.	Omni Logistics Other normalization revenue adjustments – represents items considered non-operational, non-recurring, or non-cash in nature

7.

Omni Logistics Pro Forma Revenue Adjustments – represents pro-forma impact of strategic initiatives and updated customer pricing as if each of the foregoing was implemented as of the first day of the applicable period

8.

Omni Logistics Pre-acquisition earnings and adjustments – represents earnings of certain entities acquired during the applicable period, inclusive of due diligence adjustments, attributable to the portion of such period occurring prior to the consummation of their respective acquisition

9.	Omni Logistics Fair Value Adjustment of Contingent Consideration – represents removal of fair value adjustments for performance based earn-out payments for certain acquired entities

10.

Omni Logistics Transaction Expenses and Integration Costs – represents advisor fees and due diligence costs related to executed and terminated acquisitions as well as integration-related expenses of certain acquired businesses

11.

Omni Logistics Other normalization EBITDA adjustments – represents items considered non-operational or non-recurring such as non-recurring bad debt expenses, sponsor and board fees, FX gains and losses, and other non-recurring and non-cash expenses

12.

Omni Logistics Pro Forma EBITDA Adjustments – represents pro forma impact of strategic initiatives, updated customer pricing, and profitability initiatives including facilities consolidations and a reduction-in-force in 2022 and 2023, as if each of the foregoing was implemented as of the first day of the applicable period

13.

Assumes full realization of expected synergy opportunities, based on management estimates. Synergy opportunities are exclusive of one-time costs necessary to achieve such synergies, estimated to be approximately $36MM. Estimated revenue-based EBITDA synergy opportunities have been converted into EBITDA estimates assuming the full realization of the revenue synergy opportunities, based on an assumed margin percentage of 21%. This assumed margin percentage is based on management’s estimates and an analysis of incremental margin by revenue segment

14.	Each of Forward Air’s and Omni Logistics’ existing credit facilities is expected to be repaid at closing

Contacts

Forward Air

Arielle Rothstein / Lyle Weston

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Omni Logistics

Lyla Kolar

VP Communications, Omni Logistics

lkolar@omnilogistics.com

Ridgemont Equity Partners

Jonathan Marino

Prosek

jmarino@prosek.com